Nicor Inc.
Form 8-K
Exhibit 99.01

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                               FOR MORE INFORMATION
March 25, 2009                                                                                                                               Contact:  Kary Brunner, re: N-1010
                                                                630 388-2529
                                                    Media Contact:  Annette Martinez
                                                                                                630 388-2781

ILLINOIS COMMERCE COMMISSION UNANIMOUSLY APPROVES RATE ORDER

Naperville, Ill. – Nicor Inc. (NYSE:GAS) announced today that the Illinois Commerce Commission (ICC) unanimously approved a base rate increase for its natural gas distribution company, Nicor Gas, that will add about $2.50 to an average monthly residential customer bill beginning in April 2009.  Even under the new rates approved by the ICC’s order, Nicor Gas will continue to have the lowest rates of any major natural gas utility in Illinois and among the lowest in the entire United States.

The rate increase would not apply to the cost of the gas itself, which Nicor Gas purchases on the wholesale market and passes along to consumers without any mark-up. The increase would only apply to what Nicor Gas charges to deliver the gas to homes and businesses - typically between 15 to 20 percent of a customer's annual bill.

The commission's order provides for a $69 million increase in Nicor Gas' base revenues.  The order also approves Nicor Gas’ request for an energy efficiency rider.

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"Through the dedication and hard work of its employees, Nicor Gas provides quality service at a low cost to millions of Illinois families and businesses," said Russ M. Strobel, Nicor Gas' Chairman, President and CEO. "This relentless focus on controlling costs and serving our customers has enabled us to seek only three modest rate increases in more than 20 years.  The ICC decision, which will increase an average residential customer's bill by only about $2.50 per month,  is a necessary step to enabling Nicor to continue its tradition of being a high-value, low-cost provider," Strobel added.

Since the company's last rate increase in 2005, Nicor Gas has invested approximately $750 million in capital projects and natural gas infrastructure. During this same period, despite a record of being one of the most cost-efficient natural gas utilities in the entire nation, Nicor Gas has experienced rising expenses.

    The major terms of the ICC's order include, among other things:

    --  A base revenue increase of $69 million;

    --  An authorized return on equity of 10.17 percent;

    --  An authorized return of 7.58 percent on a rate base of $1,336.5 million;

    --  A recognition in base rates of higher operating costs, including bad debt expenses;

    --  An energy efficiency rider to fund various energy efficiency programs;

    --  A 10-year average for weather.

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Commercial and industrial customers in varying rate classes will also experience modest increases depending on their gas use and service options.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and has an equity interest in several energy-related businesses.  For more information, visit the Nicor Web site at www.nicor.com.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," "ultimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

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Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.